UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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TRI Pointe Homes, Inc.

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April 29, 2015

Dear Fellow Stockholder:

You recently received the proxy statement and related materials for the 2015 annual meeting of stockholders of TRI Pointe Homes, Inc. (“TRI Pointe”) that will be held on May 8, 2015. In the proxy statement, the Board of Directors recommends a vote “FOR” each of the nine nominees standing for election (Proposal 1). I am writing to provide you with additional information regarding several of our highly qualified directors—Lawrence B. Burrows, Daniel S. Fulton and Barry S. Sternlicht.

Specifically, the Board of Directors has carefully considered the independence of Messrs. Burrows and Fulton—two of our directors with extensive experience in real estate who bring invaluable perspectives to our Board of Directors. Following this consideration, the Board of Directors concluded that each is fully independent of TRI Pointe and its senior executive officers. We also note that Mr. Burrows recently resigned from the Board’s Nominating and Corporate Governance Committee.

In addition, TRI Pointe and the Board of Directors believe that Mr. Sternlicht provides our Board of Directors with a wealth of investment management experience along with extensive experience in real estate finance and development and thus is an invaluable member of the Board of Directors whose service on our Board of Directors is not undermined in any way by his other commitments.

Messrs. Burrows and Fulton are independent directors.

After considering all facts and circumstances, the Board of Directors determined that both Messrs. Burrows and Fulton are “independent” directors under the listing standards for independence of the New York Stock Exchange (“NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. As part of its determination, the Board of Directors has considered Messrs. Burrows’ and Fulton’s prior service as executive officers of Weyerhaeuser Real Estate Company (“WRECO”), which completed a “Reverse Morris Trust” merger with TRI Pointe on July 7, 2014, and WRECO’s former parent, Weyerhaeuser Company. For the reasons set forth below, TRI Pointe and the Board of Directors believe that Messrs. Burrows and Fulton are fully independent despite such prior service.

•	Weyerhaeuser Company is an unaffiliated, public company. Both before and after the WRECO transaction, Weyerhaeuser Company was and remains a very large, unaffiliated public company. Therefore, Messrs. Burrows’ and Fulton’s services as executive officers of a completely unaffiliated public company could not and do not in any way impact their independence from TRI Pointe and its executive officer team.

•	Neither Mr. Burrows nor Mr. Fulton recently served as an officer of WRECO. Messrs. Burrows and Fulton ceased serving as executive officers of WRECO in 2010 and 2008, respectively. Therefore, neither Mr. Burrows nor Mr. Fulton has any current relationship (or has had any such relationship since 2010 and 2008, respectively) with TRI Pointe or any of its executive officers.

•	The senior management of TRI Pointe remained in place following the WRECO transaction. TRI Pointe’s senior management team, consisting of our Chief Executive Officer (Douglas Bauer), President (Thomas Mitchell) and Chief Financial Officer (Michael Grubbs), remained in their positions following the WRECO transaction. None of these senior executives reports to a former officer of WRECO. In contrast, WRECO’s principal executive and principal financial officers departed and were replaced by Mr. Mitchell as President and Mr. Grubbs as Chief Financial Officer. The senior executives of WRECO’s homebuilding subsidiaries now report to TRI Pointe’s senior executive officer team. Therefore, neither Mr. Burrows nor Mr. Fulton has any current financial or familial relationship with TRI Pointe’s senior executive officers.

•	TRI Pointe stockholders overwhelmingly voted to approve the issuance of shares in the WRECO transaction. TRI Pointe asked its stockholders for approval of the issuance of shares needed to complete the WRECO transaction. TRI Pointe’s proxy statement expressly disclosed that following the closing of the WRECO transaction, Messrs. Burrows and Fulton would be appointed to TRI Pointe’s Board of Directors. At TRI Pointe’s 2014 annual meeting of stockholders, 99.9% of the votes cast were cast in favor of approving the issuance of shares in the WRECO Transaction.

•	Institutional Shareholder Services (“ISS”) is recommending votes “FOR” Messrs. Burrows and Fulton. ISS, a leading independent proxy voting and corporate governance advisory firm, is recommending votes “FOR” Messrs. Burrows and Fulton.

Mr. Sternlicht is an invaluable member of our Board of Directors and his commitment to our Board of Directors is in no way undermined or negatively impacted by his other commitments.

Mr. Barry S. Sternlicht—Chairman of our Board of Directors—serves as a Chief Executive Officer (“CEO”) of Starwood Property Trust, Inc., a publicly-traded company, and serves on three other U.S. public company boards and two non-U.S. public company boards. He is one of eight independent directors serving on our Board of Directors, which consists of a total of nine directors. Although serving on several public company boards in addition to Mr. Sternlicht’s duties as a full-time CEO is a significant undertaking and time commitment, TRI Pointe and our Board of Directors believe that Mr. Sternlicht has amply demonstrated his ability to manage his corporate and board obligations. For instance, Mr. Sternlicht attended every meeting of our Board of Directors, and of the committees on which he was serving in 2014. Moreover, due to his extensive real estate experience, Mr. Sternlicht was instrumental in a successful completion of the WRECO merger, which, as described above, was overwhelmingly approved by our stockholders. His unsurpassed experience in investment management and real estate finance and development and intimate knowledge of TRI Pointe due to the Starwood Fund’s longstanding investments in TRI Pointe make him an invaluable member and Chairman of our Board of Directors who is fully committed to serving and representing the best interests of our stockholders.

For the reasons stated above, the Board of Directors urges you to vote FOR each of the nine nominees standing for election at our 2015 annual meeting of stockholders, including Messrs. Burrows, Fulton and Sternlicht. Thank you for your consideration.

Very Truly Yours,

Steven J. Gilbert
Lead Independent Director
TRI Pointe Homes, Inc.

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